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Exhibit 3

          The Articles of Incorporation, as amended, and Bylaws, as amended, of Brenton Banks, Inc. These Articles of Incorporation, as amended, and Bylaws are incorporated by reference from Form 10-K of Brenton Banks, Inc. for the year ended December 31, 1997.
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